Exhibit 4.35

FORM OF AMENDMENT TO
SENIOR LENDING AGREEMENT TO
ADD BANKS OR OTHER FINANCIAL INSTITUTIONS

Amendment No. 31 to Senior Lending Agreement

This Amendment to that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended, a copy of which is attached hereto (hereinafter referred to as the “Senior Lending Agreement”) is made as of July 20, 2011, by and between all banks or other financial institutions which are, as of the date hereof, parties to such Senior Lending Agreement (“Banks”); Pioneer Financial Services, Inc. (hereinafter referred to as “Pioneer”), certain of its Subsidiaries and Wm. D. Sullivan Family Investment Group, LLC, a Nevada limited liability company with offices located at 6299 Nall, Suite 101, Mission, Kansas 66202 (hereinafter referred to as “New Bank”) all initially capitalized terms not defined in this Amendment will have the same meanings herein as in the Senior Lending Agreement.

WHEREAS, Pioneer has requested New Bank to extend credit to it and New Bank is willing to extend such credit; and

WHEREAS, Pioneer is prohibited from receiving credit from New Bank unless New Bank becomes a party to the Senior Lending Agreement; and

WHEREAS, New Bank desires to become a party to the Senior Lending Agreement.

NOW, THEREFORE, in consideration of the mutual agreement of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between Pioneer, New Bank and all of the Banks which are presently parties to the Senior Lending Agreement as follows:

1.                                       The Senior Lending Agreement is hereby amended pursuant to Section 12 thereof to add New Bank as a party thereto on the eleventh (11th) Business Day following delivery by Pioneer of a copy hereof executed by both Pioneer and New Bank to each of the Banks which are presently parties to the Senior Lending Agreement unless Voting Banks, excluding New Bank, holding more than thirty three and one third percent (33 1/3%) of the outstanding principal amount of all Senior Debt of the Borrowers object to New Bank becoming a Voting-Bank under the Senior Lending Agreement.

2.                                       Upon the effective date hereof which shall be determined by paragraph 4 of Section 12 of the Senior Lending Agreement, New Bank agrees to be bound by all terms and conditions of the Senior Lending Agreement as a Voting Bank and further agrees that all credit which is extended by New Bank to Pioneer shall be subject to all terms and agreements of the Senior Lending Agreement.

3.                                       Section 1 of the Senior Lending Agreement is hereby amended to add a new paragraph which shall state the following:  “Sullivan Group” shall mean the Wm. D. Sullivan Family Investment Group of 6299 Nall, Suite 101, Mission, Kansas 66202.

4.                                       Paragraph 5 of Section 1 of the Senior Lending Agreement is hereby amended to add New Bank within the definitions of “Banks” as either a “Voting Bank” or a “Non-Voting Bank”.

Amendment #31

New Bank hereby confirms that it is either a Voting Bank or a Non-Voting Bank by initialing the appropriate line signifying its choice where indicated below:

Voting Bank
(INITIALS)
Non-Voting Bank
(INITIALS)

5.                                       Paragraph 13.1 of Section 13 of the Senior Lending Agreement is hereby amended to add the following:

“Wm. D. Sullivan Family Investment Group, L.L.C., Attn:  William D. Sullivan, 6299 Nall, Suite 101, Mission, Kansas 66202”

6.                                       All terms of the Senior Lending Agreement, unless expressly amended hereby, shall remain in full force and effect as if this Amendment had not been adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Senior Lending Agreement as of the day and year first above written.

PIONEER FINANCIAL SERVICES, INC.
a Missouri corporation
Individually and on behalf of its Subsidiaries listed
on Exhibit L to the Senior Lending Agreement

By:
Name:
Title:

WM D. SULLIVAN FAMILY INVESTMENT
GROUP, LLC
a Nevada limited liability company

By:
Name:	William D. Sullivan
Title:	Manager